Exhibit 2.5

SECOND AMENDMENT TO EQUITY PURCHASE AGREEMENT

This SECOND AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”) is entered into this January 14, 2026 (“Effective Date”), by and between XTANT MEDICAL HOLDINGS, INC., a Delaware corporation (“Seller”), and COMPANION SPINE FRANCE SAS, a French société par actions simplifiée (“Buyer”), as the assignee of Companion Spine, LLC.

WHEREAS, Seller and Buyer are parties to that certain Equity Purchase Agreement, dated as of July 7, 2025 and an amendment thereto dated November 30, 2025 as may be further amended, supplemented, or modified, the “Purchase Agreement”);

WHEREAS, in accordance with Section 2.4(a) of the Purchase Agreement, Seller delivered the Closing Certificate setting forth, among other things, the Estimated Net Working Capital, the Estimated Net Working Capital Adjustment, and Estimated Closing Date Cash;

WHEREAS, the Estimated Net Working Capital exceeded the Target Net Working Capital by an amount equal to $1,217,000.00 and the Estimated Closing Date Cash was in the amount of $525,000.00, resulting in an increase to the Estimated Purchase Price pursuant to Section 2.3 of the Purchase Agreement in the amount of $1,742,000.00 (the “Estimated Purchase Price Increase”);

WHEREAS, the parties desire to amend the timing for Buyer’s payment of the Estimated Purchase Price Increase as set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment of Estimated Purchase Price Payment Date. Buyer and Seller hereby agree that the amount of the Estimated Purchase Price Increase, equal to $1,742,000.00, shall be paid by Buyer to Seller by wire transfer of immediately available funds on or before January 31, 2026 to the account or accounts designated in the Closing Certificate, or such other account(s) designated by Seller.

2. No Other Amendments. Except as expressly amended by this Amendment, the Purchase Agreement remains unmodified and in full force and effect. In the event of any conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws governing the Purchase Agreement.

4. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts (including by facsimile, ..pdf or electronic transmission), each of which shall be deemed an original, but all of which when taken together shall constitute one instrument. Electronic signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.

Seller:

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Name:	Sean Browne
Title:	CEO

Buyer:

COMPANION SPINE FRANCE SAS

By:	/s/ Anthony G. Viscogliosi
Name:	Anthony G. Viscogliosi
Title:	CEO

[Signature Page to Amendment to Equity Purchase Agreement]